Exhibit 19.1

Empery Digital Inc.

Insider Trading Policy and Procedures

February 4, 2026

TO:      All Officers, Employees and Directors

RE:      Empery Digital Inc.’s (the “Company”) Insider Trading Policy and Procedures

We have formalized our insider trading policy. A key to preventing inadvertent insider trading violations and the appearance of improper trading is to educate all officers, directors and employees about the insider trading laws and to have appropriate additional procedures in place for officers, directors, and employees.

Please note that:

•	Our Insider Trading Policy applies to all employees, from top to bottom, as well as all of our officers and directors.

•	Our pre-clearance procedures for transactions in Company securities applies to all officers, directors, employees, their family members and other related entities (i.e., any company, partnership, trust or estate that such persons have the power to control or influence).

•	Event-specific blackout restrictions may also be imposed from time to time. The blackout periods serve as general guidelines for planning transactions. Any information concerning the imposition of blackout restrictions should be considered material nonpublic information and should not be communicated to anyone else.

•	Everyone subject to the Insider Trading Policy has ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while aware of material nonpublic information. Everyone subject to this policy must not engage in illegal trading (as described further in this Policy) and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Insider Trading Policy, and that any family member, household member or entity whose transactions are subject to the Insider Trading Policy also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual. Under all circumstances, the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

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Empery Digital Inc.

INSIDER TRADING POLICY
(adopted February 4, 2026)

Purpose

This Insider Trading Policy (the “Policy”) governs transactions in the securities of Empery Digital Inc. (together with its subsidiaries, the “Company”) and the companies with which the Company engages in transactions or does business and the misuse of related confidential information. The Company’s board of directors (the “Board”) has adopted this Policy to protect our reputation for integrity and ethical conduct and to ensure compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Persons Subject to the Policy

This Policy applies to all officers and employees of the Company (and any future subsidiaries), and all members of the Board. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information relating to the Company or Other Relevant Issuers (as defined below). This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.

Administration of the Policy

Brett Director, Vice President - Legal, shall serve as the compliance officer (the “Compliance Officer”) for the purposes of this Policy, and in his absence, Ryan Lane, Co-Chief Executive Officer, shall be responsible for administration of this Policy. In any matters regarding Empery Asset Management, shareholder and employer of Mr. Director and Mr. Lane, Matthew Homer, Finance Committee Chairman and Board Member, will serve as Compliance Officer. All determinations and interpretations by the Compliance Officer or either of the aforementioned individuals acting in his absence shall be final and not subject to further review.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer, or any other officer, employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

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Statement of Policy

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.	Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”

2.	Recommend the purchase or sale of any Company Securities;

3.	Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.	Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about another publicly traded entity with which the Company does business (or may in the future conduct business or enter into a transaction), including a customer, supplier, or business partner of the Company, or publicly traded entities with which the Company may be negotiating major transactions, such as an acquisition, investment, or sale of assets (each such publicly traded company referred to in this sentence, an “Other Relevant Issuer,” and, collectively, “Other Relevant Issuers”), may trade in that company’s securities until the information becomes public or is no longer material.

In addition, it is the policy of the Company to comply with all applicable securities laws when transacting in its own securities. The Company will not engage in transactions in respect of its securities when it is in possession of material, nonpublic information relating to the Company, other than in compliance with applicable law.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Information not material to the Company may nevertheless be material to an Other Relevant Issuer (and vice versa). In addition, the same information may be material to the Company and one or more Other Relevant Issuers.

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While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•	Information concerning significant acquisitions or dispositions of assets, such as Bitcoin, or significant changes in asset acquisition or disposition strategies, such as a change to our strategy relating to Bitcoin or other digital assets;

•	Changes in dividend policy

•	Projections of future earnings or losses, or other earnings guidance (including earnings that are inconsistent with consensus expectations of the investment community, including changes to previously announced earnings guidance, or the decision to suspend earnings guidance);

•	Financial results of a completed period;

•	Financial implications of the Company’s Bitcoin holdings, including impairment charges, gains or losses required to be recorded in the Company’s financial statements ;

•	A pending or proposed merger, acquisition or tender offer;

•	A pending or proposed acquisition or disposition of a significant asset;

•	A pending or proposed joint venture;

•	New significant equity or debt offerings (including sales pursuant to an at-the-market offering), the establishment or cessation of repurchase programs for Company Securities repurchases of Company Securities by the Company or financing arrangements related thereto;

•	Pending or proposed repurchases of Company Securities by the Company or financing arrangements related thereto;

•	Bank borrowings or other financing transactions out of the ordinary course;

•	Significant related party transactions;

•	A change in senior management;

•	A change in auditors or notification that the auditor’s reports may no longer be relied upon;

•	Development of a significant new product or service;

•	Pending or threatened significant litigation, or the resolution of such litigation;

•	Significant new product or technology plans;

•	Impending bankruptcy or the existence of severe liquidity problems;

•	The gain or loss of a significant customer or supplier;

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•	A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;

•	The imposition of an event-specific restriction on trading in Company Securities or the securities of another Company or the extension or termination of such restriction;

•	The status of new vehicles;

•	The status of any regulatory approvals for our products;

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through newswire services, publication in a widely-available newspaper, magazine or news website, public disclosure documents filed with the SEC that are available on the SEC’s website or information publicly disclosed on the Company’s website to the extent a reasonable investor would likely expect such information to be publicly available on such website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. Depending on the particular circumstances, the Company may determine what period should apply to the release of specific material nonpublic information or information publicly disclosed on the Company’s website to the extent a reasonable investor would likely expect such information to be publicly available on such website.

Courts judge whether a particular item is “material” or “nonpublic” with the benefit of hindsight. You should direct questions whether information is “material” or “nonpublic” to the following address: compliance@emperydigital.com.

Transactions by Family Members and Others This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, any person to whom you have disclosed material, nonpublic information, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee or director stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

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Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

Employee Stock Purchase Plan. This Policy’s trading restrictions do not apply to periodic purchases of Company stock under a Company employee stock purchase plan, if such plan exists, so long as the employee’s last non-automatic election before the purchase was a valid election, not made while in position of material non-public information. This Policy does apply, however, to an employee’s non-automatic elections under the plan (whether an election to participate in the plan or to change the level of the employee’s contribution under the plan) and to any sales of Company stock purchased under the plan.

Transactions Not Involving a Purchase or Sale

A person subject to this Policy may make a bona fide gift of securities while aware of material, nonpublic information or (if such person is subject to trading restrictions during a “blackout period” as specified under the heading “Black-Out Periods” of this Policy) during a blackout period applicable to such person, so long as the person making the gift has no reason to believe that the recipient intends to sell the Company Securities (i) before the material nonpublic information becomes public; or (ii) during the blackout period. For the avoidance of doubt, the pre-clearance procedures set forth in the Addendum apply to any gifts of securities, transfers, or contributions of securities to a family trust or other entity, as well as transfers of securities among family members. Further, transactions in mutual funds, exchange-traded funds, index funds, or other “broad basket” funds that own or hold the Company’s securities as one of many investments are not transactions subject to this Policy.

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions, without receiving for approval by the Compliance Officer. Any request for clearance of a hedging or similar arrangement must be submitted to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

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Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore prohibits placing standing or limit orders on Company Securities, unless such order are structured to comply with the preclearance requirements set forth in this Policy. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to a short duration and must otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety.

Pre-Clearance Procedures. All Company officers, directors, employees, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. Such preclearance must be in the form of an email from the Compliance Officer: (i) to the officers’ or employee’s Company-provided email account; or (ii) if to a director or to an individual that does not have a Company-provided email account, to such email account with which the individual conducts business with the Company (or if no such email account exists, in a written notification from the Compliance Officer). A request for pre-clearance should be submitted to the Compliance Officer at least two trading days in advance of the proposed transaction. Any pre-cleared trades must be effected within three trading days of receipt of pre-clearance unless an exception is granted. Transactions not effected within such time limit would be subject to pre-clearance again. The Compliance Officer is under no obligation to approve a transaction submitted for preclearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor that is a director or executive officer should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Black-Out Periods. No officer, director or employee, as may be amended from time to time by the Board, the Co-Chief Executive Officer, the Chief Financial Officer or the Compliance Officer as being subject to quarterly blackout periods shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described herein. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 17. For the avoidance of doubt, any designation by the Board of whether all employees, and which employees, are subject to quarterly blackout periods may be updated from time to time by the Co-Chief Executive Officer, Chief Financial Officer or Compliance Officer.

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Exceptions to the black-out period policy may be approved only by the Compliance Officer (or, in the case of an exception for the Compliance Officer or persons or entities subject to this policy as a result of their relationship with the Compliance Officer, the Chief Executive Officer or, in the case of exceptions for directors or persons or entities subject to this policy as a result of their relationship with a director, the Board).

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities, including making any pre-clearance requests. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions. The event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for preclearance and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans” below.

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must (i) enter into a Rule 10b5- 1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”); (ii) must have entered into the Rule 10b5-1 Trading Plan in good faith; (iii) must act in good faith with respect to the Rule 10b5-1 Trading Plan; and (iv) must satisfy the other conditions of Rule 10b5-1.

To qualify as a Rule 10b5-1 Trading Plan, a trading plan for an individual covered by this Policy (a “Trading Plan”) must satisfy the following conditions:

•	The Trading Plan must specify the amounts and prices of securities to be purchased or sold as well as the dates on which the purchases or sales are to be made (or include a written formula or algorithm, or computer program, for determining such information) or must not permit the person for whose account purchases or sales of securities will be made under the Trading Plan (such person, the “Plan Owner”) to subsequently exercise any influence over how, when, or whether to purchase or sell any securities covered by the Trading Plan (i.e. discretion on these matters is delegated to an independent third party);

•	The Trading Plan must provide for a period (a “cooling-off period”) after the adoption of the Trading Plan during which no trades may occur under the Trading Plan. For this purpose, the “adoption of a Trading Plan” includes any modification or change to the amount, price, or timing of trades under the Trading Plan. If the Plan Owner is a director or officer, the cooling-off period must expire no earlier than the later of (i) ninety (90) days following adoption of the Trading Plan or (ii) two (2) trading days after the filing of the Company’s Form 10-K or Form 10-Q that includes financial results for the quarter during which the plan was adopted, subject to a maximum cooling-off period of one hundred twenty (120) days after adoption of the Trading Plan. If the Plan Owner is not a director or officer, the cooling-off period must be at least thirty (30) days after adoption of the Trading Plan; and

•	If the Trading Plan is a written plan and the Plan Owner is a director or officer of the issuer of the securities, the Trading Plan must include specified representations.

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If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer, and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval 20 days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by e-mail at compliance@emperydigital.com.

Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

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CERTIFICATION

I certify that:

1.	I have read and understand the Company’s Insider Trading Policy (the “Policy”).

I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

2.	Since February 4, 2026 (the date the Policy became effective), or such shorter period of time that I have been an officer, director and/or employee of the Company, I have complied with the Policy.

3.	I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name: _______________________________

Signature: ________________________________

Date: ____________________________________

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